UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.      )
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LNB BANCORP, INC.

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November  9, 2007
Dear Fellow Shareholder,
I am pleased to provide you with some additional perspective on the third quarter 2007 results of LNB Bancorp, Inc..
Your management and Board of Directors believe the third quarter performance clearly demonstrates the progress we are making in the execution of our strategic business plan. All of the important financial indicators show definite progress from the first half of this year, particularly in our ability to effectively manage credit quality and leverage our acquisition of Morgan Bank, which was completed in May of 2007.
Here are some highlights from our third quarter earnings news release* issued October 25, 2007:
•	Net income for the third quarter this year was $1,673,000, an increase of 18 percent compared to a year ago.

•	Net interest income totaled $7.8 million for the third quarter, up $508,000, while noninterest income increased $551,000 or 22.5 percent. Despite the impact on the real estate industry, our mortgage loan and home equity businesses are performing nicely.

•	The Morgan Bank merger has had a genuinely positive impact on our balance sheet and the expense savings from the integration are on target and will be completed with the merger of systems at the close of the fourth quarter this year.

•	Credit quality showed significant improvement in large part due to the additional controls we implemented over the credit administration process at the end of last year and into 2007.

•	LNB continues to benefit from the investments made in people, technology and facilities over the past 18 months.
Challenges remain, however, as we continue to feel the effects of a slow economy in our markets. We anticipate that we will continue to operate in a difficult economic environment for the remainder of the year and into 2008, but we will continue to be diligent in our efforts to grow revenue, effectively manage our expenses and improve credit quality.

Despite these successes, a short-term opportunistic shareholder, AMG Investments, LLC, is attempting to, among other things, take control of your company. AMG has announced its intention to launch a proxy contest in which it is seeking to call a special meeting of shareholders to, among other things, replace a majority of the Board of Directors with its hand-picked nominees. We believe the actions of this shareholder are self-serving and not in the best interests of other shareholders and that the assertions made by AMG in its public announcements are totally unfounded. We consider AMG’s actions to be an unnecessary distraction for your management, your Board of Directors and our shareholders. As we related in this letter and in the third quarter earnings release, management and the Board of Directors are united in the feeling that the company is making positive progress in fulfilling its long-term strategy.
You may receive solicitation material from AMG in the near future, seeking your support for calling a special shareholders meeting at which they will seek control of your company. We believe that would likely result in uncertainty and instability that could create greater risks for LNB and its shareholders going forward. We would urge you to disregard these solicitations. LNB Bancorp will communicate further with you as events related to this matter warrant.
In closing, we remain optimistic about our ability to compete in what remains one of the most competitive banking markets in the nation. This optimism stems from the hard work and dedication of the professionals who work alongside us as well as the confidence we share that we are following the proper path to long-term growth for the future. We appreciate your continued confidence as we build a community bank of scale for the future.
Thank you for your continued support.
Sincerely,

Daniel E. Klimas
President & Chief Executive Officer
LNB Bancorp, Inc.
*The LNB Bancorp, Inc. third quarter 2007 earnings news release, dated October 25, 2007, can be accessed on the corporate website: http://www.4lnb.com.

Certain Information Regarding Participants
This document may be deemed to be solicitation material. LNB Bancorp, Inc. has filed a preliminary Revocation Solicitation Statement with the SEC in opposition to AMG’s solicitation of agent designations. LNB SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE REVOCATION SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive Revocation Solicitation Statement will be mailed to shareholders of LNB Bancorp, Inc. Investors and security holders will be able to obtain the definitive Revocation Solicitation Statement and any other relevant documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, or LNB’s website, www.4lnb.com.
LNB and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of revocations. Information regarding the interests of such potential participants will be included in the Revocation Solicitation Statement and the other relevant documents filed with the SEC when they become available.
LNB has neither sought nor obtained the consent of any author or publication for the use of the previously published material as proxy soliciting material.